EXHIBIT 21

Subsidiaries of the Registrant

Subsidiaries	State of Incorporation/Formation
Brad Foote Gear Works, Inc.	Illinois
Broadwind Services, LLC	Delaware
Broadwind Towers, Inc.	Wisconsin
Red Wolf Company, LLC (acquired February 1, 2017)	North Carolina